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                                                                   EXHIBIT 10.69


                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

      THIS AGREEMENT is an amendment and restatement, effective as of the 29th day of July, 2004, of the Employment Agreement made and entered into as of the 28th day of April, 1999, by and between USEC Inc., a Delaware corporation (the "Company"), and William H. Timbers, Jr. (the "Executive").

      WHEREAS, the Company desires to provide for the service and employment of the Executive with the Company and the Executive wishes to perform services for the Company, all in accordance with the terms and conditions provided herein;

      NOW, THEREFORE, IN CONSIDERATION of the mutual premises, covenants and agreements set forth below, it is hereby agreed as follows:

1. Employment and Term.

      (a) The Company agrees to employ the Executive, and the Executive agrees to remain in the employ of the Company in accordance with the terms and provisions of this Agreement for the period set forth below (the "Employment Period").

      (b) The Employment Period of this Agreement will commence as of the date hereof (the "Effective Date") and continue until December 31, 2009, unless sooner terminated as hereinafter provided. Notwithstanding the foregoing, upon the occurrence of a "Change in Control," as defined in the USEC Inc. 1999 Equity Incentive Plan (the "Equity Incentive Plan"), during the Employment Period, this Agreement shall continue in effect for a period of not less than three years from the date of the Change in Control, unless sooner terminated as hereinafter provided. References herein to the Employment Period shall refer to both the initial term and any extended term hereunder resulting from a Change in Control. The Employment Period shall end on the Date of Termination (as hereinafter defined).

      (c) The Company also hereby agrees that the Executive currently serves as a director on the Board of Directors of the Company (the "Board"), and as a director and Chief Executive Officer of each Subsidiary (as defined below), and the Executive hereby accepts such appointments. As used herein, the term "Subsidiaries" shall mean all corporations a majority of capital stock of which entitling the holder thereof to vote is owned by the Company or a Subsidiary. Subject to any requirements of applicable law, the Executive shall be deemed to have resigned all such appointments and all other board and committee appointments with the Company, its affiliates and its employee benefit plans as of the date on which his employment with the Company terminates for any reason and shall execute any documents necessary or desirable to reflect such resignation.

      (d) The principal location at which the Executive will perform his duties will be the Company's principal executive offices in Bethesda, Maryland.

      2. Position; Duties. Commencing as of the Effective Date and continuing during the Employment Period, the Executive shall serve as President and Chief Executive Officer

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of the Company and shall have such responsibilities, duties and authority as are specified in the Company's charter and/or bylaws and as specified, from time to time, by the Board. The Executive shall report directly to the Board. The Executive shall devote substantially all of his working time and efforts to the business and affairs of the Company and shall not engage in activities that interfere with such performance; provided, however, that this Agreement shall not be interpreted to prohibit the Executive from managing his personal investments and affairs, engaging in charitable activities, serving as a member of any board of directors of which he is currently a member or, subject to prior approval of the Board, serving on any other board of directors so long as, in the reasonable determination of the Board, such activities do not interfere with the performance of his duties hereunder.

3. Compensation. The Executive shall receive the following compensation for his services hereunder to the Company:

      (a) Salary. The Company shall pay to the Executive an annual base salary ("Annual Base Salary") at a rate not less than $710,000 for the Company's 2004 fiscal year, such salary to be paid in conformity with the Company's policies relating to salaried employees. During the Employment Period, this salary may be (but is not required to be) increased from time to time, subject to and in accordance with an annual performance review by the Board.

      (b) Annual Incentive Program. The Executive shall be a participant in the Company's annual incentive program as in effect from time to time (the "Annual Incentive Program") at a level commensurate with his position, and shall be entitled to receive such amounts (each, a "Bonus") as may be authorized, declared and paid by the Company pursuant to the terms of such program and the performance goals established by the Compensation Committee of the Board. For each fiscal year, the target amount for the Executive's Bonus under the Annual Incentive Plan shall be at least 100% of the Executive's Annual Base Salary for such fiscal year.

      (c) Long-Term Incentive Plan. The Executive shall be a participant in the Equity Incentive Plan, and any other long-term equity or cash compensation programs as the Board may provide for the Company's senior management (collectively, the "LTIP") at a level commensurate with the Executive's position.

      (d) Employee Benefit Plans; Perquisites; Fringe Benefits. During the Employment Period, the Executive shall be eligible to participate, on a basis commensurate with his position, in all employee benefit plans, including supplemental benefit plans, welfare plans, practices, policies and programs, perquisites and other fringe benefits applicable to senior management of the Company. Such benefits shall include, but not be limited to, an annual budget for financial planning in an amount equal to $30,000 (subject to increase in the discretion of the Board). A one-year "reach back" and "reach forward" will apply to the financial planning budget so that, for example, the Executive could use $40,000 during the first year of the Employment Period, but would then be limited to $20,000 for the second year. The Company shall provide the Executive with supplemental executive retirement benefits pursuant to the terms of the

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USEC, Inc. Supplemental Executive Retirement Plan (the "SERP"), as modified by
Appendix A hereto (which shall form a part of this Agreement).

      (e) Life Insurance. The Company shall increase the amount of life insurance provided to the Executive under the whole life policies it maintains as of the date hereof on the life of the Executive so that the policies provide the Executive with life insurance equal to 3-1/3 times his Annual Base Salary as of the Effective Date. The Company shall pay the premiums for such insurance until the Date of Termination, at which time the Company's obligations to pay such premiums shall terminate; provided, however, that in the event that the Executive remains employed by the Company until expiration of the Employment Term or the Executive's employment is terminated by the Company (other than for Cause, as hereinafter defined), or by the Executive for Good Reason, as hereinafter defined, the Company shall pay up the insurance policies in full (based on the projected dividend rate), and transfer ownership of such policies to the Executive, to the extent permitted by such policies. If for any reason
(a) the Executive's the life insurance policies cannot be continued, the Company will provide the Executive with mutually agreed upon equivalent benefits, or (b) the policies cannot be paid up in full and transferred to the Executive as required by the preceding provisions of this Section 3(e), the Company will make a cash payment to the Executive of equal value.

      (f) Expenses. The Company agrees to reimburse the Executive for all reasonable expenses, including those for travel and entertainment, properly incurred by him in the performance of his duties under this Agreement in accordance with policies established from time to time by the Company.

4. Termination of Employment.

      (a) Death; Disability. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. The Company or the Executive may terminate the Executive's employment on account of the Executive's Disability. For purposes hereof, "Disability" shall mean that the Executive has become totally and permanently disabled as defined or described in the Company's long term disability benefit plan applicable to senior executive officers as in effect at the time the Executive's disability is incurred.

      (b) By the Company for Cause. The Company may terminate the Executive's employment during the Employment Period for Cause. For purposes of this Agreement "Cause" shall mean:

            (i) the engaging by the Executive in willful misconduct that is injurious to the Company or its affiliates;

            (ii) the embezzlement or misappropriation of funds or property of the Company or its affiliates by the Executive, or the conviction of the Executive of a felony or the entrance of a plea of guilty or nolo contendere by the Executive to a felony; or

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            (iii) the willful failure or refusal by the Executive to
      substantially perform his duties or responsibilities (other than (x) any such failure resulting from the Executive's incapacity due to Disability, or (y) any such actual or anticipated failure after the issuance of a Notice of Termination (as defined below) by the Executive for Good Reason (as defined below)) after demand for substantial performance is delivered by the Company to the Executive that specifically identifies the manner in which the Company believes the Executive has not substantially performed his duties.

For purposes of this definition, no act, or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Executive's employment shall not be deemed to have been terminated for Cause unless (A) a reasonable notice shall have been given to him setting forth in reasonable detail the reasons for the Company's intentions to terminate for Cause, and if such termination is pursuant to clause (i) or (iii) above, and the damage to the Company is curable, only if the Executive has been provided a period of ten (10) business days from receipt of such notice to cease the actions or inactions, and he has not done so; (B) an opportunity shall have been provided for the Executive, together with his counsel, to be heard before the Board; and (C) if such termination is pursuant to clause (i) or (iii) above, delivery shall have been made to the Executive of a Notice of Termination from the Board finding that in the good faith opinion of a majority of the nonmanagement members of the Board he was guilty of conduct set forth in clause
(i) or (iii) above, and specifying the particulars thereof in reasonable detail.

      (c) By the Executive for Good Reason. The Executive may terminate his employment during the Employment Period for Good Reason. For purposes of this Agreement, "Good Reason" shall mean, without the Executive's express written consent, any of the following, unless such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

            (i) any material breach by the Company of its obligations under this Agreement, including but not limited to (x) a reduction in the Executive's Base Salary as such salary may be increased from time to time thereafter, and (y) the Company's requiring the Executive to be based anywhere other than the offices that constitute the Company's corporate headquarters and/or the Company's principal executive offices;

            (ii) either (A) the Executive is removed from any of his positions set forth in Section 2 hereof for any reason other than (I) by reason of death or Disability, or (II) for Cause, or (B) the failure to elect or re-elect the Executive to any position with the Company (including membership on the Board or the Boards of Directors of the Subsidiaries);

            (iii) the Executive is assigned any duties inconsistent with the Executive's position (including status, offices, titles and reporting relationships), authority, duties or responsibilities as in effect as of the Effective Date (excluding

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      for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly following notice thereof given by the Executive);

            (iv) the failure to assume this Agreement by any successor to the Company;

            (v) any purported termination of the Executive's employment that is not effected pursuant to a Notice of Termination satisfying the requirements of paragraph (d) below, which termination for purposes of this Agreement shall be ineffective;

            (vi) any relocation of the Executive's principal office location after a Change in Control, to a location that is more than 25 miles from his principal office location immediately prior to the Change in Control; or

            (vii) termination of employment by the Executive that is determined by a majority of the nonmanagement members of the Board to be deemed to constitute Good Reason.

Notwithstanding the foregoing, a termination shall not be treated as a termination for Good Reason unless the Executive shall have delivered a Notice of Termination within 90 days of the Executive's having actual knowledge of the occurrence of one of such events, stating that the Executive intends to terminate employment for Good Reason.

      (d) Notice of Termination. Any termination of the Executive's employment (other than by reason of death) shall be communicated by Notice of Termination to the other party hereto in accordance with Section 11(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination," means a written notice that indicates the specific termination provision in this Agreement relied upon, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and specifies the Date of Termination. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company under this Agreement or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive's or the Company's rights under this Agreement.

      (e) Date of Termination. "Date of Termination" shall mean:

            (i) if the Executive's employment is terminated by reason of Disability, or by the Executive for Good Reason, other than a termination pursuant to Section 4(c)(iv) of the definition of Good Reason, the date specified in the Notice of Termination (which shall not be less than 30 nor more than 60 days from the date such Notice of Termination is given);

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            (ii) if the Executive's employment is terminated by the Company for
      Cause or without Cause, or by the Executive for other than Good Reason, the date the Notice of Termination is received;

            (iii) if the Executive's employment is terminated by the Executive for Good Reason pursuant to Section 4(c)(iv) hereof, the date upon which any succession referred to therein becomes effective;

            (iv) if the Executive's employment is terminated by reason of death, the date of death; and

            (v) if the Executive's employment is terminated by reason of the expiration of the Employment Period, the last day of the Employment Period.

5. Obligations of the Company upon Termination.

      (a) Termination by the Executive for Good Reason or by the Company Other than for Cause. If the Executive's employment is terminated by the Executive for Good Reason or by the Company other than for Cause:

            (i) the Company shall pay to the Executive, within 10 days following the Date of Termination, a lump sum amount in cash equal to the sum of:

                  (A) the Executive's Annual Base Salary through the Date of
            Termination to the extent not previously paid;

                  (B) an amount equal to the Executive's Bonus for the fiscal year prior to the Date of Termination, to the extent such Bonus has been earned but not paid, and for the fiscal year that includes the Date of Termination, the product of (a) the Executive's Target Bonus (or, if the Executive's Date of Termination occurs within two years after a Change in Control, the amount of the Bonus to which the Executive would be entitled assuming that he continued to be employed for the entire fiscal year and all applicable performance goals or objectives were achieved at the maximum level) and (b) a fraction, the numerator of which shall be the number of days from the beginning of such fiscal year to and including the Date of Termination and the denominator of which shall be three hundred and sixty-five (365); and

                  (C) any compensation previously deferred by the Executive
            (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not previously paid.

The amounts specified in clauses (A), (B) and (C) hereof shall be hereinafter referred to as the "Accrued Obligations";

            (ii) the Company shall pay to the Executive, within 10 days following the Date of Termination, a lump sum amount, in cash, equal to three times the

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      sum of the Final Average Salary and the Final Average Bonus, where (A) the
      "Final Average Salary" means the average of the Executive's Annual Base Salary as in effect for each of the three calendar years preceding the Date of Termination (provided that if the Executive's Date of Termination occurs within two years after a Change in Control, the Executive's Final Average Salary shall not be less than Executive's Annual Base Salary in effect immediately prior to the Date of Termination, not taking into account any reduction in Annual Base Salary made in contemplation of the Executive's termination) and (B) the "Final Average Bonus" means the average of the Bonuses awarded to the Executive pursuant to the Annual Incentive Program with respect to the three calendar years preceding the Date of Termination (provided that if the Executive's Date of Termination occurs within two years after a Change in Control, the Executive's Final Average Bonus shall not be less than the Executive's most recent target annual Bonus as of the Date of Termination);

            (iii) subject to the Executive's continued compliance with Section 9 hereof, the Company shall continue life, disability, accident and health insurance benefits, (including supplemental health and life insurance benefits) substantially similar to those that the Executive was receiving immediately prior to the Date of Termination (or if applicable, prior to the Change in Control, or thereafter, if higher) until the third anniversary of the Date of Termination; provided, however, that (A) in the event the Company is unable to provide such benefits, the Company shall make annual payments to the Executive in an amount such that following the Executive's payment of applicable taxes thereon, the Executive retains an amount equal to the cost to the Executive, net of any cost that would otherwise be borne by the Executive if the benefits were provided by the Company, of obtaining comparable life, disability, accident and health insurance coverage and (B) the Company's obligation to provide continued life insurance shall not apply with respect to the life insurance policies transferred to (or a cash payment made to) the Executive pursuant to
      Section 3(e) hereof. Benefits otherwise receivable by the Executive pursuant to this Section 5(a)(iii) shall be reduced to the extent comparable benefits are actually received from a subsequent employer during the three year period following termination, and any such benefits actually received by the Executive shall be reported to the Company;

            (iv) the Company shall furnish the Executive with office space and administrative support for two years following the Date of Termination; provided, however, that if the Executive becomes employed with another employer, the Company shall cease to provide the Executive with such office space and administrative support;

            (v) the Company shall credit the Executive with one additional year of service for purposes of the SERP so that the Executive's SERP benefit will be calculated as if the Executive were one year older at the Date of Termination; and

            (vi) all of the Executive's stock options (vested or nonvested) shall become exercisable and shall remain exercisable for the longer of one year and

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      the number of years, including fractional portions thereof, that would have remained in the Employment Period until its expiration, but in no event shall such period exceed the maximum term of the stock options; and all restrictions pertaining to the Executive's restricted stock or other equity based awards shall lapse on the Date of Termination.

      If the Company terminates the Executive's employment for other than Cause, or the Executive terminates employment for Good Reason, the Executive agrees that he shall be available to consult with the Company with respect to general business matters and strategic issues upon such terms and conditions as shall be mutually agreed upon by the parties hereto.

      (b) Termination By Reason of Death or Disability. If the Executive's employment shall be terminated by reason of the Executive's death or Disability, then the Company shall pay the Executive the amounts and benefits described in clauses (a)(i), (iii), (v) and (vi) above.

      (c) Termination By Reason of Expiration of the Employment Period. If the Executive's employment shall be terminated by reason of the expiration of the Employment Period:

            (i) the Company shall pay to the Executive, within 10 days following the Date of Termination, the Accrued Obligations;

            (ii) subject to the Executive's continued compliance with Section 9 hereof, the Company shall continue life, disability, accident and health insurance benefits (including supplemental health and life insurance benefits) substantially similar to those that the Executive was receiving immediately prior to the Date of Termination until the last day of the 18th month following the Date of Termination; provided, however, that (A) in the event the Company is unable to provide such benefits (other than disability benefits), the Company shall make annual payments to the Executive in an amount such that following the Executive's payment of applicable taxes thereon, the Executive retains an amount equal to the cost to the Executive, net of any cost that would otherwise be borne by the Executive, of obtaining comparable life, accident and health insurance coverage, (B) in the event that the Company is unable to provide disability benefits to the Executive on commercially reasonable terms, the Company shall pay to the Executive an amount such that after the payment of applicable taxes thereon is equal to the net cost to the Company of providing such coverage to the Executive during the eighteen month period immediately preceding the Date of Termination, and (C) the Company's obligation to provide continued life insurance shall not apply with respect to the life insurance policies transferred to (or a cash payment made to) the Executive pursuant to Section 3(e) hereof. Benefits otherwise receivable by the Executive pursuant to this Section 5(c)(ii) shall be reduced to the extent comparable benefits are actually received from a subsequent employer during the one and one-half year period following

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      termination, and any such benefits actually received by the Executive shall be reported to the Company;

            (iii) the Company shall furnish the Executive with office space and administrative support for one year following the Date of Termination; provided however, that if the Executive becomes employed with another employer, the Company shall cease to provide the Executive with such office space and administrative support;

            (iv) all of the Executive's stock options shall become exercisable and shall remain exercisable for the longer of one year and the number of years, including fractional portions thereof, that would have remained in the Employment Period until its expiration, but in no event shall such period exceed the maximum term of the stock options; and all restrictions pertaining to the Executive's restricted stock or other equity based awards shall lapse on the Date of Termination.

      If the Executive's employment is terminated by reason of the expiration of the Employment Period, the Executive agrees that he shall be available to consult with the Company with respect to general business matters and strategic issues upon such terms and conditions as shall be mutually agreed upon by the parties hereto.

      (d) Termination by the Company for Cause or By the Executive for Other Than Good Reason. Subject to the provisions of Section 6 of this Agreement, if the Executive's employment shall be terminated by the Company for Cause or by the Executive for other than Good Reason, death or Disability, in either case, during the Employment Period, the Company shall have no further obligations to the Executive under this Agreement other than the obligation to pay to the Executive Annual Base Salary through the Date of Termination, earned bonuses and any amount of compensation previously deferred by the Executive, in each case to the extent previously unpaid, and the Executive shall have no further obligations to the Company under this Agreement other than pursuant to Section 9 of this Agreement. All of the Executive's stock options that have not yet become exercisable shall expire and all of the Executive's restricted stock awards and other restricted equity based awards as to which the applicable restrictions have not yet lapsed shall be forfeited on the Date of Termination.

      (e) Certain Tax Consequences. Whether or not the Executive becomes entitled to the payments and benefits described in this Section 5, if any of the payments or benefits (including the payments(s) provided for by this section 5(e)) received or to be received by the Executive in connection with a change in ownership or control of the Company (a "Statutory Change in Control"), as defined in section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), or the Executive's termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Statutory Change in Control or any person affiliated with the Company or such person) (collectively, the "Severance Benefits") will be subject to any excise tax (the "Excise

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      Tax") imposed under section 4999 of the Code, the Company shall pay to the
      Executive an additional amount equal to the Excise Tax (the "Excise Tax Payment").

      For purposes of determining whether any of the Severance Benefits will be subject to the Excise Tax and the amount of such Excise Tax:

            (i) all of the Severance Benefits shall be treated as "parachute payments" within the meaning of Code section 280G(b)(2), and all "excess parachute payments" within the meaning of Code section 280G(b)(1) shall be treated as subject to the Excise Tax, unless, in the opinion of tax counsel selected by the Company's independent auditors and reasonably acceptable to the Executive, such other payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Code section 280G(b)(4)(A), or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered, within the meaning of Code section 280G(b)(4)(B), in excess of the "Base Amount" as defined in Code section 280G(b)(3) allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax; and

            (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of Code section 280G(d)(3) and (4).

      In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of the Executive's employment, the Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined (the "Reduced Excise Tax"), the difference of the Excise Tax Payment and the Reduced Excise Tax. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of the Executive's employment (including by reason of any payment the existence or amount of which could not be determined at the time of the Excise Tax Payment), the Company shall make an additional Excise Tax Payment in respect of such excess (plus any interest or penalties payable by the Executive with respect to such excess) at the time that the amount of such excess is finally determined. The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Severance Benefits.

      (f) Other Fees and Expenses. With respect to a termination of Executive's employment prior to a Change in Control, if the Executive is the prevailing party, he shall be entitled to recover from the Company all reasonable legal fees and expenses incurred in contesting or disputing any termination of employment or in seeking to obtain or enforce any right or benefit to which he is entitled under this Agreement. With respect to a termination of Executive's employment following a Change in Control, the Company shall pay the Executive's reasonable legal fees and expenses provided the Executive has acted in good faith in connection with any such dispute. In all events, the Company shall

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bear its own fees and expenses in connection with any dispute, whether occurring before or after a Change in Control.

6. Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit plan, program, policy or practice provided by the Company and for which the Executive may qualify (except with respect to any benefit to which the Executive has waived his rights in writing), nor shall anything herein limit or otherwise affect such rights as the Executive may have under any other contract or agreement entered into after the Effective Date with the Company. Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any benefit plan, policy, practice or program of, or any contract or agreement entered into after the date hereof with, the Company at or subsequent to the Date of Termination, shall be payable in accordance with such benefit plan, policy, practice, program, contract or agreement, except as explicitly modified by this Agreement.

7. Full Settlement; Mitigation. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive or others. The Executive shall not be required to mitigate the amount of any payment or benefit provided for in Sections 3(e) and 5 hereof by seeking other employment or otherwise, nor (except as specifically provided in Section 5 hereof) shall the amount of any payment or benefit provided for in Sections 3(e) and 5 hereof be reduced by any compensation earned by the Executive as the result of employment by another employer or by retirement benefits after the Date of Termination, or otherwise.

8. Arbitration. Except as otherwise provided in Section 9 hereof, the parties agree that any dispute, claim, or controversy based on common law, equity, or any federal, state, or local statute, ordinance, or regulation (other than workers' compensation claims) arising out of or relating in any way to the Executive's employment, the terms, benefits, and conditions of employment, or concerning this Agreement or its termination and any resulting termination of employment, including whether such dispute is arbitrable, shall be settled by arbitration. This agreement to arbitrate includes but is not limited to all claims for any form of illegal discrimination, improper or unfair treatment or dismissal, and all tort claims. The Executive shall still have a right to file a discrimination charge with a federal or state agency, but the final resolution of any discrimination claim shall be submitted to arbitration instead of a court or jury. The arbitration proceeding shall be conducted under the employment dispute resolution arbitration rules of the American Arbitration Association in effect at the time a demand for arbitration under the rules is made. The decision of the arbitrator(s), including determination of the amount of any damages suffered, shall be exclusive, final, and binding on all parties, their heirs, executors, administrators, successors and assigns.

9. Confidential Information; Non-Solicitation; Non-Competition. (a) The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret, proprietary, or confidential materials, knowledge, data or any other information relating to the Company or any of its affiliated companies, and their respective businesses ("Confidential

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Information"), which shall have been obtained by the Executive during the
Executive's employment by the Company or any of its affiliated companies and that shall not have been or now or hereafter have become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). During the Employment Period and (a) for a period of five years thereafter with respect to Confidential Information that does not include trade secrets, and (b) any time thereafter with respect to Confidential Information that does include trade secrets, the Executive shall not, except with the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

      (b) In addition, the Executive shall not, at any time during the Employment Period and for a period of one year thereafter (i) engage or become interested as an owner (other than as an owner of less than 5% of the stock of a publicly owned company), stockholder, partner, director, officer, employee (in an executive capacity), consultant or otherwise in any business that is competitive with any business conducted by the Company or any of its affiliated companies during the Employment Period or as of the Date of Termination, as applicable or (ii) recruit, solicit for employment, hire or engage any employee or individual consultant of the Company or any person who was an employee or individual consultant of the Company within two (2) years prior to the Date of Termination. The Executive acknowledges that these provisions are necessary for the Company's protection and are not unreasonable, since he would be able to obtain employment with companies whose businesses are not competitive with those of the Company and its affiliated companies and would be able to recruit and hire personnel other than employees of the Company. The duration and the scope of these restrictions on the Executive's activities are divisible, so that if any provision of this paragraph is held or deemed to be invalid, that provision shall be automatically modified to the extent necessary to make it valid.

      The Executive acknowledges that a violation or attempted violation on the Executive's part of this Section 9 will cause irreparable damage to the Company, and the Executive therefore agrees that the Company shall be entitled as a matter of right to an injunction, out of any court of competent jurisdiction, restraining any violation or further violation of such promises by the Executive or the Executive's employees, partners or agents. The Executive agrees that such right to an injunction is cumulative and in addition to whatever other remedies the Company may have under law or equity.

10. Successors.

      (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.

      (b) This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable hereunder if the Executive had continued to live, all such amounts, unless

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

otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee or other designee or, if there is no such designee, to the Executive's estate.

      (c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as defined above and any successor to its business and/or assets that assumes and agrees to perform this Agreement by operation of law, or otherwise. Prior to a Change in Control, the term "Company" shall also mean any affiliate of the Company to which the Executive may be transferred and the Company shall cause such successor employer to be considered the "Company" and to be bound by the terms of this Agreement and this Agreement shall be amended to so provide. Following a Change in Control, the term "Company" shall not mean any affiliate of the Company to which Executive may be transferred unless the Executive shall have previously approved of such transfer in writing, in which case the Company shall cause such successor employer to be considered the "Company" and to be bound by the terms of this Agreement and this Agreement shall be amended to so provide. Failure of the Company to obtain an assumption and agreement as described in this Section 10(c) prior to the effective date of a succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to under this Agreement if the Executive were to terminate the Executive's employment for Good Reason, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

11. Miscellaneous.

      (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to the conflict of laws provisions thereof. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

      (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return-receipt requested, postage prepaid, addressed as follows:

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

         If to the Executive:

         William H. Timbers, Jr.
         c/o USEC Inc.
         2 Democracy Center
         6903 Rockledge Drive
         Bethesda, Maryland 20817-1818

         If to the Company:

         USEC Inc.
         2 Democracy Center
         6903 Rockledge Drive
         Bethesda, Maryland 20817-1818
         Attention:  Vice President, Human Resources

or to such other address as either party shall have furnished to the other in writing in accordance with this Agreement. Notice and communications shall be effective when actually received by the addressee.

      (c) If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

      (d) The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

      (e) This Agreement, together with the SERP, contains the entire understanding of the parties with respect to the subject matter herein and supersedes any prior agreements between the Company and the Executive. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein.

      (f) To the extent, and only to the extent, that a payment or benefit paid or provided under this Agreement would also be paid or provided under the terms of an applicable plan, program or arrangement, such applicable plan, program or arrangement will be deemed to have been satisfied by the payment made or benefit provided under this Agreement.

      (g) This Agreement may be signed in several counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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

      IN WITNESS WHEREOF, the Executive and the Company have caused this Agreement to be executed as of the day and year first above written.

                                     USEC Inc.

                                     By:   /s/ John R. Hall
                                         ---------------------------------------
                                          John R. Hall
                                          Chairman, Compensation Committee
                                          Board of Directors

                                           /s/ W. Lance Wright
                                         ---------------------------------------
                                          W. Lance Wright
                                          Vice President, Human Resources
                                          and Administration

                                          EXECUTIVE

                                           /s/ William H. Timbers, Jr.
                                         ---------------------------------------
                                          William H. Timbers, Jr.

                                                                      APPENDIX A

                             SERP RETIREMENT BENEFIT

      The Executive's retirement benefit under the SERP shall be calculated and paid in accordance with the terms of the SERP, subject to the following modifications and clarifications, which shall apply notwithstanding any contrary terms contained in the SERP:

      1. Final Average Compensation: The Executive's Final Average Compensation shall be the average of his highest three years (whether or not consecutive) of Compensation out of his last eight years of employment by the Company. Notwithstanding the foregoing:

         (a) the aggregate amount of annual bonus compensation included in the Executive's Final Average Compensation shall not exceed 175% of the aggregate amount of Annual Base Salary included in the Executive's Final Average Compensation; and

         (b) subject to the preceding clause (a), the amount of annual bonus compensation used to determine the Executive's Final Average Compensation shall be deemed to equal the average of the highest annual bonuses paid to the Executive for any three calendar years out of the Executive's last eight years of employment.

The Executive's annual bonus for a calendar year shall be the amount of bonus earned with respect to such calendar year regardless of whether it is paid after the end of such calendar year.

      2. SERP Benefit Upon Termination of Employment on or After December 31, 2009: If the Executive's Termination of Employment occurs on or after December 31, 2009, the Executive's Termination of Employment shall be treated as Normal Retirement and his benefit under the SERP shall be calculated in accordance with
Section 4.2 of the SERP, and no reduction to the Benefit Objective shall apply to reflect that Termination of Employment occurred before the Executive attained age 62 (i.e. no 3% per year reduction or other reduction shall apply to the Benefit Objective). The Executive shall be entitled to immediate payment of his SERP benefit upon such Termination of Employment.

      3. SERP Benefit Upon Termination of Employment By the Company Without Cause or By the Executive for Good Reason: In the event that the Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason, the Executive shall be entitled to a benefit under the SERP that is calculated in accordance with Section 4.2 of the SERP and as a benefit commencing at age 60, provided that no reduction to the Benefit Objective shall apply to reflect that Termination of Employment occurred before the Executive attained age 62 (i.e. no 3% per year reduction or other reduction shall apply to the Benefit Objective). The Executive shall receive immediate payment of his SERP benefit upon such Termination of Employment in the form of a lump sum cash payment. The amount of such lump sum cash payment shall be calculated in accordance with Section 6 of this Appendix A and shall take into account Section 8 of this Appendix A.

      4. SERP Benefit Upon Voluntary Termination of Employment By the Executive Without Good Reason: In the event Executive voluntarily terminates his employment with the Company before December 31, 2009 other than for Good Reason and other than by reason of death or Disability, the Executive's benefit under the SERP shall be calculated in accordance with Section 4.3 of the SERP. The 3% reduction provided for by Section 4.3 of the SERP shall be applied to the Benefit Objective of 60% of the Executive's Final Average Compensation, so that, by way of example, if the Executive voluntarily terminated employment with the Company without Good Reason and other than by reason of death or disability upon attaining age 58, the Benefit Objective would be reduced to 52.8% of the Executive's Final Average Compensation. The Executive shall receive immediate payment of his SERP benefit upon such Termination of Employment in the form of a lump sum cash payment. The amount of such lump sum cash payment shall be calculated in accordance with Section 6 of this Appendix A.

      5. SERP Benefit Upon Termination of Employment By Reason of Death or
Disability: In the event Executive's employment with the Company terminates by reason of Disability, Executive's benefit under the SERP shall be determined and paid in the same manner as if Executive had terminated his employment with the Company for Good Reason (provided, however, that in lieu of the additional year of age which would otherwise be credited under Section 8 of this Appendix, Executive shall be credited with three additional years of age if his termination due to Disability occurs prior to age 57, two additional years if it occurs after age 56 and prior to 59, and one additional year if it occurs after age 59 and prior to age 60). If the Executive's employment with the Company terminates by reason of death, the Executive's designated beneficiary (or beneficiaries) shall be paid an immediate lump sum death benefit equal to 85% of the lump sum SERP benefit that the Executive would have received had he terminated employment with the Company as of his date of death for Good Reason and received his benefit under the SERP in the form of an immediate lump sum payment. If the Executive does not designate a beneficiary (or beneficiaries), his spouse shall be his beneficiary and if he does not have a spouse, his estate shall be his beneficiary.

      6. Form of Payment of SERP Benefit; Early Retirement: The Executive's entire SERP benefit shall be paid in the form of a lump sum cash payment payable immediately upon Termination of Employment, regardless of the reason for termination. The lump sum value of the portion of the Executive's SERP benefit that is attributable to pre-2001 service shall be calculated using the UP-1984 Table of Mortality set back four years and the immediate interest rate published by the PBGC to value lump sums as of the first day of the calendar year coinciding with or immediately preceding the date of payment. The lump sum value of the portion of Executive's SERP benefit that is attributable to post-2000 service shall be calculated using the mortality table specified by Revenue Ruling 2001-62 (or successor thereto) and an interest rate assumption of 6.25%. Lump sum values shall be calculated based on an immediate annuity commencing at age 60 (age 62 in the case of a voluntary termination of employment by the Executive where his SERP benefit is determined under Section 4 of this Appendix) or Executive's age upon Termination of Employment, if later. If the Executive's Termination of Employment occurs prior to age 60 (age 62 in the case of a voluntary termination of employment by the Executive where his SERP benefit is determined under Section 4 of this Appendix), the Executive's lump sum benefit at age 60 (age 62 in the case of a voluntary termination of employment by the Executive where his SERP benefit is determined under Section 4 of this Appendix) shall be discounted from age 60 (age 62 in the case of a voluntary termination of employment by the Executive where his SERP benefit is determined under Section 4 of this Appendix) to the date of payment using a 6.25% interest rate assumption and no mortality assumption.

      7. Pre-2001 SERP Benefit: The portion of Executive's SERP benefit attributable to pre-2001 service shall be equal to 60% of the Executive's Final Average Compensation as of December 31, 2000 (determined without regard to the modifications set forth in paragraph 1 of this Appendix), and shall not be subject to reduction to reflect any Termination of Employment prior to age 62.

      8. Additional SERP Credit Upon Termination Without Cause or for Good
Reason: In accordance with Section 5(a)(v) of the Agreement, the Executive shall receive an additional one year of age credit for purposes of calculating his SERP benefit in the event his employment terminated by the Company without Cause or if Executive terminates his employment for Good Reason.

      9. Reduction for Primary Social Security Benefits: For purposes of calculating the Executive's SERP benefit, the reduction for Primary Social Security Benefits provided for by clause (a) of Section 4.2 of the SERP and clause (b) of Section 4.3 of the SERP shall not apply until the later of the date of the Executive's Termination of Employment and the date he attains (or would attain) age 62.

Capitalized terms used in this Appendix A shall have the meanings assigned to such terms in the Employment Agreement and the SERP, as the case may be.

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